EXHIBIT 1.01

HAVERTY FURNITURE COMPANIES, INC.

Conflict Minerals Report
For the Calendar Year 2014
 (In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended)

This Conflict Minerals Report of Haverty Furniture Companies, Inc. (the "Company", "us", "our" or "we") for calendar year 2014 (the "2014 Reporting Period") is provided in accordance with Rule 13p-1 ("Rule 13p-1") under the Securities Exchange Act of 1934 (the "1934 Act"), the instructions to Form SD, and the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014 (the "SEC Statement").  Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

This Report outlines the steps we undertook in accordance with Rule 13p-1, Form SD and the SEC Statement in connection with the existence, and source of origin, of Conflict Minerals (columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten) in products we manufacture or contract to manufacture.  Our diligence measures were designed to adhere, in all material respects, with the nationally recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplement on Tin, Tantalum and Tungsten and the Gold Supplement (Second Edition OECD 2013) (the "OECD Framework").

Introduction and Products

We are a retailer of home furnishings, including living room furniture, dining room furniture, bedroom furniture, bedding, media rooms, home offices and related accessories.  We purchase the products we sell from a number of sources and may specify terms with the supplier that do not directly relate to the manufacturing of the product and have our brand or logo affixed to their products.  We also work with certain suppliers to have products manufactured to our design and specifications.  These companies manufacture, assemble and test our products using design specifications, quality assurance programs and standards that we establish. The component parts incorporated into our products are sourced directly by our manufacturing partners. These products may contain Conflict Minerals necessary to their functionality.

Our position in the supply chain is as a remote downstream purchaser, several levels removed from the actual mining of the Conflict Minerals.  We do not make purchases of raw ore or unrefined Conflict Minerals from the Democratic Republic of Congo or the adjoining countries set forth in Rule 13p-1 (collectively, the "Covered Countries") and we do not source any products or components directly from the Covered Countries.  In light of our remote position in the supply chain, we must rely upon our manufacturers and suppliers (and their multiple sub-suppliers and intermediaries) for information on and verification of the chain of custody of Conflict Minerals contained in our products.

(1)  Due Diligence

After conducting a "reasonable country of origin inquiry" ("RCOI") in accordance with the instructions to Item 1.01 of Form SD (and as disclosed in our Report on Form SD for the 2014 Reporting Period), the Company was unable to conclude that none of the Conflict Minerals in its products, that were not sourced from recycled or scrap materials, did not originate in the Covered Countries.  The Company subsequently conducted due diligence to ascertain the source of origin of the Conflict Minerals in its products and, in particular, to determine if any of such minerals were sourced from the Covered Countries and financed or benefited armed groups in the region.

Conformity with OECD Framework.  In accordance with Rule 13p-1, we designed our Conflict Mineral Compliance Program to conform, in all material respects, with the five-step process outlined in the OECD Framework.  In addition, our diligence measures relied upon information and templates obtained from the Electronic Industry Citizenship Coalition and Global e-Sustainability ("EICC/GeSI") Initiative with the smelters and refiners of Conflict Minerals, as well as our custom forms based upon the EICC/GeSI templates.  The five-step process identified within the OECD Framework includes: (1) establishing strong company management systems; (2) identifying and assessing supply chain risk; (3) designing and implementing a risk response strategy; (4) third party auditing of our due diligence practices; and (5) reporting annually on supply chain due diligence.  This Conflict Minerals Report outlines the measures taken by us in accordance with the OECD Framework during the reporting period.

In 2013, we established a cross-functional team to develop the Company's assessment and compliance process, with oversight from senior management (including the Executive Vice President, Merchandising and the Senior Vice-President and General Counsel).  We also adopted a Conflict Minerals Policy in 2013, a copy of which, together with a copy of this Form SD, can be found on our website at www.havertys.com/furniture/View/Governance/ConflictMinerals.  The content of our website as referred to in this Form SD is included for general information only and is not incorporated by reference into this Form SD.

Risk Assessment.  Our various divisions rely on their manufacturing partners and direct suppliers to provide information on the origin of the Conflict Minerals contained in the products supplied to us.   During the 2014 Reporting Period, each of our divisions reviewed their product lines to determine which may contain Conflict Minerals.  As a result of that review, a supply-chain survey was conducted using custom-designed forms based upon the EICC/GeSI Conflict Minerals Reporting Template (Template).  In addition, certain of our manufacturers responded to our survey by providing responses using the Template.  Questionnaires were sent to our manufacturers and suppliers.  We received responses from the manufacturers and suppliers, and followed up as appropriate to clarify the information provided.  With the exception of one manufacturer, all respondents indicated that the necessary Conflict Minerals in the supplied products did not originate in the Covered Countries
Risk Mitigation.  As noted above, one manufacturer that produces nightstands and office furniture according to our design specifications, reported that the material supplied for use in certain components contained tin and tungsten. This one manufacturer was unable to determine if the source of origin for the tin and tungsten was located in a Covered Country.  We are continuing our diligence efforts with this manufacturer to ascertain the source of origin of the necessary Conflict Minerals contained in our products.   In addition, we are continuing to work with all of our manufacturers and suppliers to mitigate the risks that future products will contain Conflict Minerals sourced from non-conflict-free mines in the Covered Countries.
Third Party Audit of Due Diligence Practices.  This Report has not been subject to an independent private sector audit in accordance with the SEC Statement and as otherwise allowed under Rule 13p-1, which provides a temporary accommodation for the first two years following November 13, 2012.

Annual Report on Supply Chain Due Diligence.  The Company's Conflict Minerals Report for the 2014 Reporting Period, its Form SD for the 2014 Reporting Period, and its Policy are publicly posted online at: www.havertys.com/furniture/View/Governance/ConflictMinerals.

Conclusion
Due to the size, breadth and complexity of our products, and the constant evolution of our supply chain, the process of successfully tracing all of the conflict minerals used in our products back to their country of origin will require additional time and resources.  Our due diligence efforts are continuing as we work with our manufacturers and suppliers to obtain complete information on source of origin of necessary Conflict Minerals contained in our products.  We are committed to implementing processes to improve the quantity and quality of responses from our supply chain and to verify the accuracy and completeness of the information we receive directly from suppliers or which is otherwise available to us through industry and other initiatives.
Our ability to make determinations about the potential presence of Conflict Minerals in our products is limited by our position as a downstream purchaser of Conflict Minerals.  Our diligence measures provide reasonable assurance and not absolute certainty regarding the source and chain of custody of necessary Conflict Minerals in our products.  The success of our diligence depends upon various factors including, but not limited to, the respective due diligence efforts of our suppliers and their supply chain and their respective willingness, whether public or private entities, to disclose such information to us, and the ability of the involved entities in making their determinations in accordance with nationally or internationally recognized standards, including the OECD Guidance.  The failure to obtain reliable information from any level of our supply chain could have a material impact on our future ability to report on the presence, source and chain of custody of Conflict Minerals with any degree of certainty.  There can be no assurance that our suppliers will continue to cooperate with our information inquiries and requests for certifications or provide documentation or other evidence we consider reliable or in a time frame sufficient to allow us to make our own reasonable determination.